UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2015

Transgenomic, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30975	91-1789357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12325 Emmet Street, Omaha, NE 68164

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (402) 452-5400

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2015, Transgenomic, Inc., a Delaware corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Craig-Hallum Capital Group LLC (the “Underwriter”) relating to the Company’s sale and issuance of 3,573,899 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and corresponding warrants to purchase up to 714,780 shares of the Common Stock (the “Offering”). Each share of Common Stock is being sold in combination with a warrant to purchase 0.20 of a share of Common Stock. The purchase price to the public for each share of Common Stock and accompanying warrant is $1.95.

The purchase price to be paid by the Underwriter to the Company for the common stock and accompanying warrants will be $1.8135. The net proceeds from the Offering, after deducting the Underwriter’s discount and other estimated Offering expenses, is expected to be approximately $6.2 million.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The accompanying warrants will be exercisable immediately upon their initial issuance date at an exercise price of $2.24 per share and will expire five years from the date of issuance. The exercise price will also be subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

In the event of a fundamental transaction, as described in the corresponding warrants and generally, including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the corresponding warrants will be entitled to receive upon exercise of the corresponding warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the corresponding warrants immediately prior to such fundamental transaction.

The accompanying warrants will not be listed on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system, and no trading market for the accompanying warrants is expected to develop.

The foregoing description of the material terms of the accompanying warrants is qualified in its entirety by reference to the full text of the form of warrant to purchase common stock, which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-201907) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on February 13, 2015. A prospectus supplement relating to the Offering has been filed with the SEC. The closing of the Offering is expected to take place on or about March 4, 2015, subject to the satisfaction of customary closing conditions.

Item 8.01. Other Events.

The Company issued press releases on February 26, 2015 and February 27, 2015, announcing the commencement of the Offering and the pricing of the Offering, respectively. Copies of each press release are attached as Exhibits 99.1 and 99.2, respectively, to this report and are incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Purchase Agreement dated February 27, 2015.
4.1	Form of Warrant to Purchase Common Stock.
5.1	Opinion of Paul Hastings LLP.
23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).
99.1	Press release announcing the Offering, dated February 26, 2015.
99.2	Press release announcing the pricing of the Offering, dated February 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transgenomic, Inc.

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer

Date: February 27, 2015